Exhibit 21.1
Subsidiaries of the Pike Electric Corporation
Pike Electric, Inc. (North Carolina)
Pike Equipment and Supply Company, LLC (North Carolina)
Pike Energy Solutions, LLC (North Carolina)
Klondyke Construction LLC (Arizona)
Elemental Energy, Inc. (Arizona)